Exhibit 10.3
November 12, 2007
Gerard J. Michel
454 Summit St.
Ridgewood, NJ
07450
Dear Gerard:
As we discussed, the following details will summarize the offer of employment to join Biodel.
You will serve as the Chief Financial Officer, Treasurer and Vice President Corporate Development, reporting directly to the CEO.
Your annual base compensation will be $310,000 payable at the same time as other employees.
You will be considered annually for a bonus of up to 35% of base compensation at the discretion of the Board of Directors.
You will be granted options under the Company’s stock option plan to purchase 125,000 shares of common stock of the Company vesting over four years.
In the event of a termination of your employment as a result of a change of control, you will receive one year’s salary as a severance payment and the vesting of your options will be accelerated.
In the event of a termination of your employment without cause, you will receive one year’s salary as a severance payment.
In either the event of termination as a result of a change of control or termination without cause, the Company shall pay certain benefit premiums for one year after the Date of Termination, or until you qualify for comparable medical and dental insurance benefits from another employer, whichever occurs first. These benefits include (i) health insurance benefit continuation for you and your family members, if applicable, which the Company provides to you under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent that the Company would have paid such premium had you remained employed by the Company (such continued payment is hereinafter referred to as “COBRA Continuation”); and (ii) additional health coverage, life, accidental death and disability and other insurance programs for you and your family members, if applicable, to the extent such programs existed on the Change of Control Date.
6 Christopher Columbus Avenue • Danbury, CT • 06810
Phone: (203) 798-3600 • Fax: (203) 798-3601

Cause for termination shall be deemed to exist upon (a) a good faith finding by the Board of Directors of the Company of (i) failure of the Employee to perform in any material respect his assigned duties for the Company customarily associated with the Office of Chief Financial Officer, which failure continues for ten (10) days subsequent to written notice from the Company to the Employee of such failure, or (ii) dishonesty, gross negligence or misconduct not involving any exercise of business judgment in good faith relating to the performance of his duties for the Company; (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony; or (c) the material breach by the Employee of any terms of this Agreement, which breach continues for ten (10) days subsequent to written notice from the Company to the Employee of the breach.
Biodel will make a good faith effort to interpret, and if needed modify, this agreement to minimize any adverse tax consequences to you which may result from any severance payment and its treatment under Code Section 409A and other tax code pertaining to the treatment of severance payments.
You will be eligible for participation in Biodel’s employee stock option plan, employee stock purchase plan, health insurance, dental insurance, FSA 125, and 401k programs effective on your hire date.
Biodel adheres to a policy of employment-at-will which allows either party to terminate the employment relationship at any time, for any reason, with or without cause or notice.
You will begin work on November 13, 2007 (your hire date).
If you have any questions concerning the above details, please contact me immediately.
The Board of Directors of Biodel has approved this offer.
To accept this offer, please sign, date, and return this letter to me.
Thank you very much for your interest in Biodel. I look forward to working with you.
Sincerely,
/s/ Solomon S. Steiner
Solomon S. Steiner
CEO
AGREED AND ACKNOWLEDGED:

/s/ Gerald J. Michel	11/12/07
Gerald J. Michel (please sign)	(Date)
6 Christopher Columbus Avenue • Danbury, CT • 06810
Phone: (203) 798-3600 • Fax: (203) 798-3601